Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Don Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

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LabCorp Announces New Expanded Use for PD-L1 Test with Bristol-Myers Squibb’s OPDIVO®

LabCorp Performed Testing for Studies Supporting Approval of Two New Complementary Diagnostic Indications in Connection with the Treatment of Bladder Cancer and Cancer of the Head and Neck

Burlington, NC, November 15, 2017 -- LabCorp (NYSE: LH) a leading global life sciences company, today announced the U.S. availability of the PD-L1 IHC 28-8 pharmDx assay as a complementary diagnostic for two newly approved indications in connection with the use of Bristol-Myers Squibb’s OPDIVO® (nivolumab) to treat patients with metastatic urothelial carcinoma, also referred to as bladder cancer, and squamous cell carcinoma of the head and neck. The PD-L1 IHC 28-8 pharmDx assay was developed by Agilent’s Dako pathology division. While OPDIVO is approved for these indications without use of the test, the test provides physicians with important information about those patients who are most likely to respond positively to OPDIVO. LabCorp’s Center for Molecular Biology and Pathology laboratory performed testing for the clinical studies that supported approval of the new indications for the assay.

The PD-L1 IHC 28-8 pharmDx assay was previously approved for use as a complementary diagnostic with OPDIVO to treat certain patients with non-squamous non-small cell lung cancer (NSCLC) and melanoma. LabCorp’s central clinical trials laboratory was the sole provider of testing to support the clinical trial for the 2015 approval of the non-squamous NSCLC treatment indication, reflecting how the combined capabilities of LabCorp’s clinical laboratory infrastructure and Covance’s central clinical trials laboratory provide integrated support for clinical trials.

“The expanded use of this PD-L1 test as a complementary diagnostic for two new cancer indications, as well as our collaboration in the studies that supported regulatory approval, demonstrate the unique solutions that only LabCorp can provide for the development and commercialization of new tests and therapies, particularly complementary and companion diagnostics,” said David P. King, chairman and chief executive officer of LabCorp. “The combined expertise of LabCorp Diagnostics and Covance Drug Development makes us the industry leader in precision medicine, including the exciting area of immuno-oncology. With our extensive experience performing this test, physicians can have high confidence that the results we deliver will help them identify the most appropriate treatment for their patients and will improve the delivery of care.”

The PD-L1 IHC 28-8 pharmDx assay is approved for use with patients diagnosed with advanced or metastatic bladder cancer, or recurrent or metastatic squamous cell carcinoma of the head and neck, whose cancers have returned or progressed after prior treatment with platinum-based chemotherapy. OPDIVO is an immunotherapy that helps the immune systems of certain individuals detect and kill cancer cells. The PD-L1 IHC 28-8 pharmDx assay identifies a tumor’s expression of the PD-L1 protein, which may be associated with an increased likelihood of positive immune system response to treatment with OPDIVO; however, OPDIVO is approved for use regardless of PD-L1 status.
Squamous cell carcinoma of the head and neck is the most common form of head and neck cancer, and urothelial carcinoma is the most common type of bladder cancer, accounting for approximately 90 percent of diagnoses. These cancers are often difficult to treat using traditional therapies, and immunotherapies like OPDIVO offer the hope of enhanced survival for appropriate patients.
The PD-L1 IHC 28-8 pharmDx assay is available from LabCorp and its Integrated Oncology specialty laboratory.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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